Arthur Andersen



December 18, 1998


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated December 18, 1998 of Great Northern Gas Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/  Arthur Andersen



cc: Thomas L. Digrappa
Great Northern Gas Company